Exhibit 10.7

CELUNOL CORP.

EMPLOYEE INVENTION, NON-COMPETITION

AND CONFIDENTIALITY AGREEMENT

THIS AGREEMENT (the “Agreement”), made effective the date set forth below, is entered into by Celunol Corp., a Delaware corporation formerly known as BC International Corporation with its principal place of business at 1 Memorial Drive, 11th Floor, Cambridge, MA 02142 (the “Company”), and the person signing below as employee (the “Employee”).

The Company and the Employee are entering into a letter agreement dated as of November 8, 2006 (the “Employment Agreement”) pursuant to which the Company has agreed to employ the Employee on the terms and conditions set forth therein. Pursuant to the Employment Agreement, the Employee has agreed to enter into this Agreement. In consideration of such employment and the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1.	Loyalty/Non-Compete.

1.1	The Employee agrees to devote his full business time, attention and energies to the business and interests of the Company during the term of his employment with the Company. The Employee shall not, during the term of his employment and for a period of nine (9) months after any termination of employment by the Employee or the Company for any reason, directly or indirectly, alone or as a partner, member, officer, director, consultant, employee or stockholder (except a less than 2% stockholder of a public company) or other owner of a beneficial interest in any company or business organization, engage or own an interest in, manage, control, participate in or consult with, render services for, be employed in an executive, managerial or administrative capacity by, or in any manner engage in any business that is engaged in the production or sale, or the construction, development or marketing of any project that relates to the production or sale, of cellulosic biomass-derived ethanol, or any other products, other than ethanol produced from grain or other non-cellulosic biomass sources, that at the time of Employee’s termination of employment, (i) are being manufactured or sold by the Company or any subsidiary or affiliate of the Company controlled by the Company (collectively, the “Celunol Companies”) or any licensee of the Celunol Companies pursuant to a license from any of the Celunol Companies or (ii) the Celunol Companies are pursuing the development of as part of their business development efforts. Such limitations shall apply only within the continental United States, and in such foreign jurisdictions where, as of the date of the Employee’s termination of employment, either (i) there is a distributor or other representative of any Celunol Company (or distributor/representative negotiations have been initiated) or (ii) patent applications have been filed on behalf of any of the Celunol Companies. The activities prohibited by this Section 1.1 are collectively referred to herein as “Competing Activities”. Notwithstanding the foregoing, a “Competing Activity” will not include working for a business that has a number of divisions or business units, including one engaged in a Competing Activity; provided that the Employee does not work for, or provide any Proprietary Information (as defined below) to, any such division or business unit that is engaged in a Competing Activity.

1.2	During the term of the Employment Agreement and during any subsequent period of employment with any Celunol Company and for a period of twelve months after the later of any termination of the Employment Agreement and any termination of employment with the Celunol Companies, the Employee agrees that he will not directly or indirectly, either for himself or for any other person, business, partnership, association, firm, company or corporation, call upon, solicit, divert or take away or attempt to solicit, divert or take away, any of the exclusive suppliers, exclusive licensees, exclusive licensors, customers, business or prospective customers of any Celunol Company. The Employee also agrees that during the term of the Employment Agreement and during any subsequent period of employment with any Celunol Company and for a period of twelve months after the later of any termination of the Employment Agreement and any termination of employment with the Celunol Companies, he will not solicit or discuss with any employee of any Celunol Company or any person who has been an employee of a Celunol Company within the six month period preceding the Employee’s termination of employment (a “Company Employee”) the employment of such Company Employee by any business, firm, company, partnership, association, corporation, person or any other entity other than any Celunol Company.

1.3	If any restriction set forth in this Section 1 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

The restrictions contained in this Section 1 are necessary for the protection of the business and goodwill of the Celunol Companies and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach or threatened breach of this Section 1 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach or threatened breach, in addition to such other remedies which may be available, the Company shall be entitled to seek specific performance and/or injunctive relief or other equitable relief form a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).

2.	Nondisclosure.

2.1	The Employee agrees that he will not at any time, whether during or after the termination of employment, reveal to any person, entity, association or company any Proprietary Information (as defined below) of the Celunol Companies, except as may be required in the ordinary course of performing duties as an employee of a Celunol Company (and then with due regard for continued confidentiality) or as may be required by law, and he shall keep secret all matters of such nature entrusted to him and shall not use or attempt to use any such information in any manner for his own benefit or the benefit of others, or as may injure or cause loss or damage to any of the Celunol Companies.

2.2	The Employee further agrees that during his employment he shall not make, use, or permit to be used any notes, memoranda, drawings, specifications, techniques, data or other materials relating to any matter within the scope of the business of any of the Celunol Companies or concerning any of its dealings or affairs otherwise than for the benefit of any of the Celunol Companies.

2.3	The Employee further agrees:

i.	that he shall not, after the termination of his employment, use or permit to be used any such notes, memoranda, drawings, specifications, techniques, data or other materials or tangible property, it being agreed that any of the foregoing shall be and remain the sole and exclusive property of the applicable Celunol Company and that immediately upon termination of his employment he shall deliver all of the foregoing, and all copies thereof, to such Celunol Company; provided that the foregoing will not apply to any information that is publicly available through no fault of Employee, but this proviso is not intended to grant the Employee any license or other independent right to use such information;

ii.	that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, computer disks or other storage devices for information, any computer program listings, spreadsheets or other files, or other written, photographic, or other tangible or intangible material containing Proprietary Information, whether created by Employee or others, which shall come into Employee’s custody or possession, shall be and are the exclusive property of the applicable Celunol Company to be used only in the performance of Employee’s duties for such Celunol Company;

iii.	that all such information and materials developed by Employee in the course of his employment shall be the property of the applicable Celunol Company;

iv.	that all such records or copies thereof and all tangible property of the applicable Celunol Company in Employee’s custody or possession shall be delivered to the Company, upon the earlier of a request by such Celunol Company or any termination of employment; and

v.	that after such delivery, Employee shall not retain any such records or copies thereof or any such tangible property, and Employee agrees to deliver to the applicable Celunol Company and/or destroy any Proprietary Information that may be in his possession but stored on media (such as computer disks) that themselves are not property of such Celunol Company.

Employee agrees that this obligation not to disclose or to use information and records of the types set forth above (including know-how) containing any Proprietary Information, and his obligation to return records, copies and tangible property set forth in paragraph (iv) above, also extends to any confidential or proprietary know-how and other information, records, copies and tangible property of customers of the Celunol Companies or suppliers to the Celunol Companies or other third parties who may have disclosed or entrusted the same to the Celunol Companies or to Employee in the course of the Celunol Companies’ business.

2.4	“Proprietary Information” of any of the Celunol Companies shall mean the inventions (whether patentable or not patentable and whether or not reduced to practice), know-how, ideas, innovations, information, observations, and data, including trade secrets, obtained by Employee while employed by any of the Celunol Companies concerning the business and affairs of any of the Celunol Companies, which is maintained as confidential by the Company and is not generally known in the industry or otherwise available to the general public (other than as a result of a breach of this Agreement by the Employee), including without limitation, any document, data, software, technique or other information possessed or used by any Celunol Company, including, without limiting the foregoing, trade secrets, processes, techniques, software, code, algorithms, marketing plans, unpublished financial statements or projections, budgets, sales records, licenses, prices, costs, and information as to existing and prospective customers, employees and suppliers.

3.	Assignment of Inventions. The Employee agrees as follows:

3.1	To disclose to the Company all discoveries, concepts, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any Proprietary Information), inventions, patentable or unpatentable ideas, and all technical or business innovations developed, conceived, prepared or created by him solely or in combination with others during the period of his employment (“Inventions”);

3.2	To assign, and Employee hereby does assign, to the Company, as its exclusive property, all Inventions (i) that are in any way within the scope of or related to the business of any Celunol Company, or as to which the Employee may receive information due to his employment, or (ii) that result from or are suggested by any work which the Employee may do for any Celunol Company, or (iii) that otherwise are made through the use of any Celunol Company time, facilities or materials;

3.3	That any such Invention so required to be assigned shall be considered a work made for hire for the Company as such term is defined in Section 101 of the United State Copyright Act of 1976, as amended;

3.4	To execute all necessary or desirable, in the Company’s opinion, documents and otherwise provide proper assistance during and subsequent to his employment to enable the Company to obtain, secure, maintain and/or enforce for itself or its nominees, copyrights, patents or other legal protection for such Inventions, with all out-of-pocket expenses in connection with the foregoing to be borne by the Company;

3.5	To make and maintain for the Company adequate and current written records of all such Inventions or innovations, which records shall at all times remain on any Celunol Company’s premises.

3.6	Employee hereby represents that, except as he has disclosed in writing to the Company, he is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or Confidential or Proprietary Information in the course of his employment with the Company, or to refrain from competing, directly or indirectly, with the business of any such previous employer or any other party. Employee further represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence Proprietary Information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company; and Employee will not disclose to the Company or induce the Company to use any Confidential or Proprietary Information or material belonging to any previous employer or others.

4.	Remedies upon Breach. The Employee agrees that any breach of the provisions of Sections 1, 2 or 3 of this Agreement by him could cause irreparable damage, and that in the event of such breach, the Company shall have, in addition to any and all remedies of law, the right to file a motion requesting an injunction, specific performance or other equitable relief to prevent the violation of the Employee’s obligations hereunder from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).

5.	No Employment Obligation. The Employee understands, acknowledges and agrees that this Agreement does not create an obligation on the Company or any other person to continue his employment. Any such obligation is governed solely by the Employment Agreement.

6.	Acknowledgments. The Employee hereby acknowledges and recognizes that the enforcement of any of the provisions in this Agreement may potentially interfere with his ability to pursue a proper livelihood in any business activity prohibited by the terms of the Agreement. The Employee recognizes and agrees that the enforcement of this Agreement is necessary to ensure the preservation, protection and continuity of the business, trade secrets and goodwill of the Company. The Employee agrees that, due to the importance of proprietary information to the Company’s business, the restrictions set forth in this Agreement are reasonable as to time and scope.

7.	Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Employee.

8.	Governing Law, Jurisdiction, Remedies.

8.1	This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to any choice of law or conflict of law rules or provisions (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Massachusetts.

8.2	Employee and Company agree that any legal disputes that may occur between Employee and Company that arise out of, or are related in any way to this Agreement, which disputes cannot be resolved informally, shall be resolved through final and binding private arbitration as set forth in the Employment Agreement.

8.3	Notwithstanding Section 8.2, any action, suit or other proceeding (i) for any injunctive or other equitable relief pursuant to, arising under, or touching or concerning this Agreement or the transactions contemplated hereby or (ii) relating to any claim of ownership of any Inventions or other intellectual property of any nature, shall be brought in any court of competent jurisdiction in Suffolk County, Commonwealth of Massachusetts. The parties agree to take any and all necessary or appropriate action to submit to the jurisdiction and venue of any such court. The parties hereby waive their rights to a jury trial with respect to any action arising in connection with this Agreement.

9.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any entity with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him.

10.	Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

11.	Miscellaneous.

11.1	No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

11.2	The captions of the sections of the Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

11.3	In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 8th day of November, 2006.

EMPLOYEE	CELUNOL CORP.

/s/ John A. McCarthy, Jr.	By:	/s/ Carlos Riva
John A. McCarthy, Jr.		Carlos Riva
Chief Executive Officer

Employee’s Address:

9 Francis Street

Dover, MA 02030